Exhibit 5.1

May 28, 2008

Board of Directors
UNIVEST CORPORATION OF PENNSYLVANIA
14 North Main Street
Souderton, PA 18964

Re:	UNIVEST CORPORATION OF PENNSYLVANIA
Post-Effective Amendment to Registration Statement on Form S–8
Registration No. 333-123189
Our File No. 08-533

Dear Sirs:

We have acted as Special Corporate Counsel to Univest Corporation of Pennsylvania, a Pennsylvania corporation (the "Corporation") in connection with Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (Registration No. 333-123189 (the "Post-Effective Amendment") to be filed with the Securities and Exchange Commission relating to the registration of 500,000 additional shares of its common stock issuable pursuant to the Corporation’s 2003 Long-Term Incentive Plan (the "Plan").

In connection with the foregoing, we have examined, among other things, the Plan, the Post-Effective Amendment, Board of Directors’ resolutions authorizing the preparation and filing of the Post-Effective Amendment, and originals or copies, satisfactory to us, of all such corporate records and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as copies. As to any facts material to our opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Corporation.

Board of Directors
May 28, 2008
Page Two

On the basis of the foregoing and in reliance thereon, we are of the opinion that the 500,000 additional shares of the Corporation’s common stock, that may be issued and sold by the Corporation pursuant to the Plan, when sold and issued in accordance with the Plan and the Registration Statement, will be legally and validly issued, fully paid, and non-assessable.

In giving the foregoing opinion, we have assumed that the Corporation will have, at the time of the issuance of common stock under the Plan, a sufficient number of authorized shares available for issue.

We consent to the use of this opinion as an exhibit to the Corporation’s Post-Effective Amendment, filed by the Corporation with the Securities and Exchange Commission, relating to the Plan. We further consent to all references to our Firm in the Post-Effective Amendment and any further amendments thereto. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 or 11 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

SHUMAKER WILLIAMS, P.C.

/s/Reginald S. Evans

By Reginald S. Evans